UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

Lyell Immunopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40502	83-1300510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Haskins Way
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 695-0677

(Former Name or Former Address, if Changed Since Last Report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LYEL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Repricing of Designated Underwater Options

Effective November 16, 2023 (the “Effective Date”), by approval of the Compensation Committee (the “Committee”) of its Board of Directors (the “Board”), Lyell Immunopharma, Inc. (the “Company”) effected an option repricing. The repricing generally applied to options to purchase shares of the Company’s common stock that: (i) were granted to employees under the Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), or the Company’s 2021 Equity Incentive Plan (together with the 2018 Plan, the “Plans”); (ii) as of the Effective Date, were held by continuing employees; and (iii) had an exercise price per share greater than $2.37 (the “Eligible Options”). The repriced options include underwater options held by each of Lynn Seely, the Company’s President and Chief Executive Officer (options to purchase 7,500,000 shares with original exercise price of $3.28), Charles Newton, the Company’s Chief Financial Officer (options to purchase 4,818,000 shares with original exercise prices ranging from $5.98 to $6.24), Stephen Hill, the Company’s Chief Operating Officer (options to purchase 2,000,000 shares with original exercise prices ranging from $3.65 to $12.67), and Gary Lee, the Company’s Chief Scientific Officer (options to purchase 800,000 shares with original exercise price of $6.04). Options held by non-employee members of the Board were not eligible for the repricing.

The new exercise price for repriced options is $1.87 per share, the closing price of the Company’s common stock on the Effective Date. However, if an employee exercises a repriced Eligible Option before the end of the Retention Period (as defined below), such employee will be required to pay the original exercise price per share of such Eligible Option. In addition, the vesting schedule for the unvested shares underlying repriced options held by executives at the level of Senior Vice President and above was extended for an additional year. There is no change to the expiration dates of or number of shares underlying the Eligible Options.

In order to exercise the Eligible Options at the reduced exercise price, holders are required to remain in service with the Company through the end of a “Retention Period” that begins on the Effective Date and ends on the earliest of the following: (i) November 15, 2024; (ii) a Change in Control, as defined in the Company’s Officer Severance Plan; and (iii) the optionholder’s death or Disability (as defined in the applicable Plan).

The Committee approved the repricing after multiple meetings, careful consideration of various alternatives and a review of other applicable factors with the advice of the Company’s independent compensation consultant. The Committee designed the repricing, with the original exercise price applicable during the Retention Period and the extended vesting period for senior executives, to provide added incentive to retain and motivate the holders of the Eligible Options to continue to work in the best interests of the Company and its stockholders without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation. As of the date of approval of the repricing, almost all of the stock options held by continuing Company employees were “underwater,” with exercise prices above the current market price of the Company’s common stock. The total number of shares underlying all repriced options is approximately 23.4 million shares. The repriced options previously had exercise prices ranging from $2.61 to $17.95 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lyell Immunopharma, Inc.

Date: November 20, 2023	By:	/s/ MATTHEW LANG
Matthew Lang
Chief Business Officer